UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2009

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12010 Sunset Hills Road	20190
Reston, VA	(Zip Code)
(Address of Principal
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events

TerreStar Corporation (“TerreStar”) announced that it has been served on February 5, 2009 with a lawsuit filed on December 31, 2008 by Highland Crusader Offshore Partners, L.P. and three of its affiliates (collectively, the “Highland Plaintiffs”) in the Court of Chancery of the State of Delaware. The Highland Plaintiffs are the sole remaining holders of Series A Cumulative Convertible Preferred Stock (“Series A Preferred”) issued by TerreStar.

In this lawsuit, the Highland Plaintiffs contend that certain financing transactions entered into by TerreStar in February 2008 with Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund LP (collectively, “Harbinger”), EchoStar Corporation and other investors constituted a change in control of TerreStar under the Series A Preferred.  The Highland Plaintiffs allege that this change of control occurred in at least two ways:  (i) Harbinger acquired control of 58% of TerreStar voting stock; and (ii) Harbinger and EchoStar constitute a group that together acquired control of more than 50% of TerreStar voting stock.  The Highland Plaintiffs ask the court to require TerreStar to issue a notice of change of control under the Certificate of Designation for the Series A Preferred and redeem such stock for $90 million plus dividends and escrow premiums. In the alternative, they seek unspecified damages. TerreStar believes these claims are without merit and intends to vigorously defend against this suit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

	By:	/s/ Douglas Brandon
Douglas Brandon
General Counsel and Secretary

Date: February 9, 2009